                                                                                                 NEWS

CONTACTS:
Bayer CropScience Greg Coffey 919-549-2404	Crompton Debra K. Durbin 203-573-3005

BAYER CROPSCIENCE COMPLETES PURCHASE OF CROMPTON'S SHARE OF

GUSTAFSON SEED TREATMENT BUSINESS

RESEARCH TRIANGLE PARK, N.C. AND MIDDLEBURY, CONN., MARCH 31, 2004 -- Bayer CropScience LP in the U.S. and Bayer CropScience Inc. in Canada today completed the purchase of Crompton Corporation's (NYSE: CK) 50 percent share of the Gustafson seed treatment business in the United States, Canada and Mexico [NAFTA] for the purchase price of U.S. $124 million in cash.

Bayer CropScience, which already held a 50 percent share of the U.S. and Canadian Gustafson joint ventures, now gains full ownership of Gustafson's NAFTA business as a result of the transaction.

The purchase agreement that preceded this closing transaction was signed and announced by Bayer CropScience and Crompton on March 22.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

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